Exhibit 10.1

SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT is made and entered into as of February 8, 2018 (this “Agreement”) by and among Team, Inc., a Delaware corporation (the “Company”), and Engine Capital, L.P. (together with the entities and natural persons listed on the signature page to this Agreement, “Engine” or the “Investors”). The Company and the Investors are referred to in this Agreement as the “Parties.”
RECITALS
WHEREAS, Engine, as a stockholder of the Company, has made certain suggestions with respect to potential actions to be taken by the Company;
WHEREAS, the Company has taken a number of steps that are consistent with Engine’s suggestions, including the Board of Directors of the Company (the “Board”) running a search process and appointing a new Chief Executive Officer and adding such new Chief Executive Officer to the Board;
WHEREAS, Engine and the Company have determined to come to an agreement with respect to the composition of the Board and certain related matters; and
WHEREAS, the Board has received the recommendation of the Company’s management that the Company enter into this Agreement with Engine and the Board has received advice from its legal counsel in its consideration of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.	Settlement Covenants.

(a)	Board Matters; Board Appointments; 2018 Annual Meeting. The Company agrees that following the execution of this Agreement, the Company will:

(i)
amend the Company’s Amended and Restated Bylaws (as such bylaws may be further amended from time to time, the “Bylaws”) to the extent necessary to expand the size of the Board from seven to nine directors and expand the size of the Board to nine directors (it being agreed that, for the avoidance of doubt, the Company may at any time or from time to time increase or decrease the size of the Board and/or change its composition);

(ii)
fill the vacancies created by such expansion by appointing Messrs. Craig L. Martin and Brian K. Ferraioli (the “Designees”) to the Board, in each case with a term expiring at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”);

(iii)
include the Designees for re-election to the Board as part of the Company’s slate of director nominees for the 2018 Annual Meeting and recommend, support and solicit proxies for the election of the Designees at the 2018 Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the 2018 Annual Meeting;

(iv)
appoint Mr. Martin to the Compensation Committee of the Board, appoint Mr. Ferraioli to the Audit Committee of the Board, and appoint each of Mr. Martin and Mr. Ferraioli to such additional committees, if any, as may be determined by the Board; and

(v)
appoint Mr. Martin to any new committee of the Board created during the Standstill Period (as defined below), subject only to his eligibility to serve in such capacity pursuant to applicable law and stock exchange regulations and other good-faith requirements.

(b)
Board Observer. During the Observer Period, the Investors shall be permitted to appoint Bradley T. Favreau as a Board observer (Mr. Favreau or any replacement observer appointed pursuant to paragraph 1(c)(ii) below, the “Observer”), who during the Observer Period shall, subject to entry into a confidentiality agreement in form and substance acceptable to the Company, (i) receive copies of all documents distributed to the Board (electronically or otherwise) and (ii) be permitted to attend (but not vote at) all meetings of the Board (whether in person, telephonic or otherwise). The foregoing notwithstanding, the Company shall be permitted to exclude the Observer from access to any material, meeting or portion of any material or meeting if (i) the General Counsel of the Company determines in good faith that such exclusion is reasonably necessary in order to preserve any legal privilege or (ii) it is reasonably necessary to enable the Board to in good faith discuss matters relating to this Agreement, the Investors or related matters. The Investors agree that they shall cause the Observer to strictly preserve the confidentiality of any and all information provided to the Observer by the Company and the Board, including any information observed by the Observer at any meeting of the Board or otherwise.

The “Observer Period” shall be the period commencing at the conclusion of the 2018 Annual Meeting (the “Initial Observer Date”) and ending on the latest of (i) the day after the second regularly scheduled quarterly meeting of the Board following the date of the 2018 Annual Meeting, (ii) the date that is six (6) months following the Initial Observer Date and (iii) the date on which any two of the Chief Executive Officer of the Company, Mr. Martin (or any replacement director appointed pursuant to paragraph 1(c)(i) below) and Mr. Ferraioli vote to terminate the Observer Period. Notwithstanding anything set forth in this Agreement, (A) the Observer Period shall terminate no later than the date on which any Investor or Associate, Affiliate or Family Member of any Investor takes any action that would be prohibited by the Standstill if taken during the Standstill Period (including, without limitation, nominating or disclosing an intention to nominate one or more persons for election as a director at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”), and (B) the Observer Period shall terminate as of the 2019 Annual Meeting unless any two of Mr. Martin (or any replacement director appointed pursuant to paragraph 1(c)(i) below), Mr. Ferraioli and the Chief Executive Officer of the Company vote to extend the Observer Period. The Company shall reimburse the Board Observer for any reasonable and documented out-of-pocket expenses incurred in connection with its function as a Board Observer, including travel and lodging expenses incurred to attend meetings of the Board.

(c)	Replacements. The Company agrees that:

(i)
if Mr. Martin is unable to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time the Investors beneficially own at least the lesser of (i) 1.0% of the Company’s then outstanding Common Stock and (ii) 299,140 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments),  shares of the Company’s common stock, then the Investors shall have the ability to recommend a substitute person for nomination to the Board; provided that any such person must qualify as “independent” pursuant to New York Stock Exchange listing standards, and have comparable financial and business experience to Mr. Martin. In the event the Corporate Governance and Nominating Committee of the Board does not accept a substitute person recommended by the Investors, the Investors will have the right to recommend an additional substitute person (which person shall qualify as “independent” pursuant to New York Stock Exchange listing standards, and have comparable financial and business experience to Mr. Martin) for consideration by the Corporate Governance and Nominating Committee until a replacement director is appointed or elected to the Board. Upon the acceptance of a replacement director nominee by the Corporate Governance and Nominating Committee, the Board will take prompt action to appoint such replacement director to the Board and to consider such replacement director for appointment to at least one committee of the Board; and

(ii)
if Mr. Favreau is unable to serve as a Board observer prior to the expiration of the Observer Period, then the Investors shall have the ability to recommend a substitute person to replace Mr. Favreau as an Observer for the remainder of the Observer Period; provided that the appointment of any such replacement observer shall be subject to the approval of the Board.

Section 2.    2018 Annual Meeting.

(a)	Each Investor irrevocably agrees not to bring or seek to bring any nominations or other business or proposals before or at the 2018 Annual Meeting.

(b)
At the 2018 Annual Meeting, and at any meeting of the Company’s stockholders held prior to the expiration of the Standstill Period, each of the Investors agrees to cause the Investor Shares (as defined below) (i) to be present for purposes of establishing a quorum and (ii) to be voted by proxy in favor of the election of all director candidates nominated by the Board and otherwise in accordance with the Board’s recommendation, including in favor of each other matter recommended for stockholder approval by the Board; provided, however, that on each such matter other than proposals relating to (A) the election or removal of directors or (B) the authorization of shares relating to the Company’s previously issued convertible debt under the existing terms of such debt, to the extent both of Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise, the Investors may vote the Investor Shares in accordance with the ISS and Glass Lewis recommendation on such matter; provided further, the Investors may vote the Investor Shares in their discretion with respect to any tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction of the Company. “Investor Shares” means any and all shares of voting stock of the Company held beneficially or of record as of an applicable record date by the Investors and, with respect to Investors that are entities, the Affiliates and Associates (as each term is defined below) of such Investors, and, with respect to Investors that are individuals, the Family Members (as defined below) of such Investor.

Section 3.    Standstill.

(a)
Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates or Family Members will, and it will cause each of its Affiliates and Associates and Family Members not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take any of the following actions:

(i)
submit any stockholder proposal pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(ii)
engage, directly or indirectly, in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(iii)	seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(iv)	make a request for a list of the Company’s stockholders or for any books and records of the Company;

(v)
form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company (other than a “group” that consists solely of all or some of the persons parties to this Agreement or any of their respective Affiliates or Associates);

(vi)
deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement, other than any such voting trust, arrangement or agreement solely among the Investors and otherwise in accordance with this Agreement;

(vii)	vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board not in violation of the terms of this Agreement;

(viii)
except as specifically provided in Section 1 of this Agreement, seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board or the committees of the Board;

(ix)
acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(x)
other than at the express written request of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change to the Company’s organization documents, change in capital structure, recapitalization, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company; provided, however, nothing herein shall limit the ability of the Investors to disclose, publicly or otherwise, how it intends to vote with respect to any announced tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction that is being submitted for the approval of shareholders, and the reasons therefor, so long as any such activity is otherwise in compliance with the requirements of this Agreement;

(xi)
acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any voting stock of the Company that, together with any voting stock beneficially owned by such person or entity, represents in the aggregate (amongst all of the Investors and any Affiliate or Associate of any Investor) in excess of 9.9% of the Company’s outstanding voting stock;

(xii)
disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that the Investors may make confidential requests to the Board to amend, modify or waive any provision of this Section 3, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that does not require the public disclosure of such request by the Company, the Investors or any other person;

(xiii)
institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(xiv)	take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xv)
enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investors from: (A) communicating privately with the Board or the Chief Executive Officer of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, or (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates or Associates, provided that a breach by Investor of this Agreement is not the cause of the applicable requirement.

(b)	As used in this Agreement:

(i)
the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement;

(ii)	the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)	the term “Family Members” shall mean, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor;

(iv)
the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(v)
the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is the earlier of (A) twenty calendar days prior to the deadline for the submission of stockholder nominations of directors for the 2019 Annual Meeting pursuant to the Bylaws and (B) one hundred (100) days prior to the first anniversary of the 2018 Annual Meeting.

Section 4.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that this Agreement has been duly and validly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.
Section 5.    Representations and Warranties of the Investors. Each Investor jointly and severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns only the number of shares of voting stock of the Company as described opposite its name on Exhibit A and, other than through the shares of voting stock beneficially owned as set forth on Exhibit A, neither the Investors nor any Affiliate, Associate or Family Member of any

Investor has or may exercise any voting rights with respect to any shares of the Company’s capital stock or beneficial ownership of or economic exposure to the Company’s voting stock (e.g., through swaps, short sales or other derivative arrangements) except as otherwise disclosed to the Company prior to the date of this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement.
Section 6.    Mutual Non-Disparagement.

(a)
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 6, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), or directors (or former directors).

(b)
Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided that such Party must provide written notice to the other Parties at least two business days prior to making any such statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited the provisions of this Section 6, and reasonably consider any comments of such other Parties.

(c)
The limitations set forth in Section 6(a) and 6(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

Section 7.    Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release in the form set forth on Exhibit B (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure without the prior written consent of the other Party. None of the Investors shall issue or cause to be issued a separate press release in connection with this Agreement or the matters contemplated by this Agreement, and no Party or any of its Affiliates shall make any public statement (including in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.
Section 8.    Affiliates, Associates and Family Members. Each Investor agrees to cause its respective Affiliates, Associates and Family Members to comply with the terms of this Agreement, and the Investors shall be jointly and severally responsible for any breaches of this Agreement by the Investors’ Affiliates, Associates and Family Members.
Section 9.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party to this Agreement may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms of this Agreement, and the other Party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available, and irrevocably waives any requirement for the Moving Party to post any bond in connection with any such action. This paragraph 9 is not the exclusive remedy for any violation of this Agreement.
Section 10.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated by this Agreement; provided, however, that the Company, promptly following its receipt from Engine after the date of this Agreement of a reasonably detailed invoice evidencing Engine’s reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with seeking Board representation at the Company and the negotiation and execution of this Agreement, shall reimburse Engine for the amounts so incurred; provided that such reimbursement shall not exceed $50,000 in the aggregate.
Section 11.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, email addresses and facsimile numbers for such communications shall be:
To the Company:

Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, TX 77478
Email: Butch.Bouchard@TeamInc.com
Attention: André C. Bouchard
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
E-mail: DAKatz@wlrk.com;
JELevine@wlrk.com
Attention: David A. Katz and Jenna E. Levine
To the Investors:
Engine Capital, L.P.
1370 Broadway, 5th Floor
New York, NY 10018
E-mail: aajdler@enginecap.com
Attention: Arnaud Ajdler
with a copy to (which shall not constitute notice):
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
E-mail: Afreedman@olshanlaw.com
Attention: Andrew Freedman
Section 12.    Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof. Each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties to this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties to this Agreement irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY MATTER BASED ON OR ARISING OUT OF THIS AGREEMENT.
Section 13.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements with respect to the subject matter of this Agreement.
Section 14.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
Section 15.    Amendment; Waiver. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial waiver of any such right or remedy preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy.
Section 16.    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties to this Agreement and their respective successors and assigns.
Section 17.    Counterparts; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, and which together shall constitute a single agreement. This Agreement shall become effective when each Party to this Agreement shall have received a counterpart of this Agreement signed by the other Parties to this Agreement. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts. The section headings contained in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

Section 18.    Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Whenever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(Signature page follows)

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed and delivered this Agreement as of the date first above written.

TEAM, INC.

By:	/s/ Amerino Gatti
Name:	Amerino Gatti
Title:	Chief Executive Officer

INVESTORS:

ENGINE CAPITAL, L.P.

By:	Engine Investments, LLC,
General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE JET CAPITAL, L.P.

By:	Engine Investments, LLC,
General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE CAPITAL
MANAGEMENT, LLC

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE INVESTMENTS, LLC

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE AIRFLOW CAPITAL, L.P.

By:	Engine Investments II, LLC,
General Partner

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

ENGINE INVESTMENTS II, LLC

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member

Exhibit A

Name	Ownership
Engine Capital, L.P.	405,477 shares of common stock (and $1,178,000 5% convertible bonds)
Engine Jet Capital, L.P.	108,350 shares of common stock (and $322,000 5% convertible bonds)
Engine Airflow Capital, L.P	229,931 shares of common stock
Engine Investments, LLC	513,827 shares of common stock[1]
Engine Investments II, LLC	229,931 shares of common stock[2]
Engine Capital Management, LLC	743,758 shares of common stock[3]

Engine Capital, L.P. and its affiliates in the aggregate beneficially own 743,758 shares of common stock.

1Engine Investments, LLC may be deemed the beneficial owner of the 405,477 shares of common stock and 108,350 shares of common stock owned by Engine Capital, L.P. and Engine Jet Capital, L.P., respectively.
2 Engine Investments II, LLC may be deemed the beneficial owner of the 229,931 shares of common stock owned by Engine Airflow Capital, L.P.
3Engine Capital Management, LLC may be deemed the beneficial owner of the 405,477 shares of common stock, 108,350 shares of common stock and 229,931 shares of common stock owned by Engine Capital, L.P., Engine Jet Capital, L.P. and Engine Airflow Capital, L.P., respectively.

Exhibit B
Press Release